EXHIBIT 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Condensed Combined Financial Statements, related notes and other financial information appearing elsewhere in this report. In addition, see “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Regarding Forward-Looking Information”. The reader should also refer to the Condensed Combined Financial Statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations, including critical accounting policies, for the year ended December 31, 2006, which appear in the proxy statement which was filed with the Security and Exchange Commission by the Company (under its former name Paramount Acquisition Corp.) on October 2, 2007.

On October 26, 2007, we acquired 100% of the issued and outstanding shares of capital stock of B.J.K. Inc., which conducts its business as “Chem Rx” (the “Business Combination”).  Through B.J.K. Inc. and its subsidiaries, we conduct an institutional pharmacy business, providing services to skilled nursing facilities and other long-term healthcare institutions, principally through an operations center based in Long Beach, New York, and also through locations in South Plainfield, New Jersey, Sciota, Pennsylvania and Albany, New York.  As a result of the Business Combination, B.J.K. Inc. became our wholly-owned subsidiary, and we changed our name to “Chem Rx Corporation.”  Further details of the Business Combination are set forth in the Form 8-K that we filed with the Securities and Exchange Commission on November 1, 2007, as amended.

This form 10-Q pertains to the financial information of B.J.K. Inc. as of and for the period ended September 30, 2007.  Although we had not consummated the Business Combination as of such date, for convenience as used in this document, unless otherwise specified or the context otherwise requires, the terms “Chem Rx,” “Company,” “its,” “we,” “our” and “us” refer to Chem Rx Corporation and its consolidated subsidiaries as of the date of the filing of the Form 8-K to which this From 10-Q is an Exhibit, including B.J.K. Inc.

Overview

We provide pharmacy services to residents of skilled nursing facilities, assisted living facilities, residential living facilities and other long-term healthcare institutions. Our principal market is the New York metropolitan area and Long Island. Since 2005 we have expanded our operations into northeastern Pennsylvania, upstate New York and New Jersey.  We presently service over 62,300 beds located in approximately 400 long-term care facilities.

Within our principal market in the New York City metropolitan area and Long Island, we believe that we service approximately 35% of the long-term care market.  We believe that one other long-term care pharmacy services a similar share of this market, while the remainder of the market is fragmented among many other pharmacies. Our management has pursued a strategy of seeking manageable growth within a defensible market niche. We believe that we have been able to increase our business through a focus on service and customer satisfaction and expanded delivery services, and the integration of technology interfaces with customers in a market where product pricing is highly competitive and there are limited opportunities to implement proprietary products or processes.

From our inception until August 2006, we serviced facilities only in the State of New York, and conducted all of our operations from leased facilities at various locations on Long Island, New York, including, since 2001, from our current facility in Long Beach, New York. In August 2006, certain of our stockholders formed our New Jersey subsidiary Chemrx NJ, which provides institutional pharmacy services to the New Jersey market through a leased facility located in South Plainfield, New Jersey.  The financial statements of Chemrx NJ are combined with those of Chem Rx.  In January 2007, we acquired substantially all of the assets of Salerno’s Pharmacy LLC through a wholly owned subsidiary (Chemrx PA).  Chemrx PA provides institutional pharmacy services to the eastern Pennsylvania market from a leased facility located in Sciota, Pennsylvania. In August 2007, we acquired certain assets of an affiliate of Eden Park Health Services, Inc. As a result of this transaction, we operate a long-term care pharmacy serving the upstate New York market from a leased facility in Albany, New York.

We believe that each of our pharmacy operations centers must service a sufficient number of beds to support a financially viable institutional pharmacy. Our expansion into the New Jersey market focused on gaining market share via the service of long-term care facilities owned or operated by principals of facilities already serviced by us.  In addition to developing a market with affiliates of existing customers, Chemrx NJ purchased customer lists and directed its marketing efforts towards long-term care facilities that may be dissatisfied with services provided by a competitor. From the inception of Chemrx NJ through December 31, 2006 this strategy added 1,600 beds to the operations of ChemRx NJ. This growth of market share has continued into 2007 and by September 30, 2007 approximately 7,100 beds were being serviced by Chemrx NJ.

We believe that the institutional pharmacy business will continue to grow due to general population aging and a resultant increase in chronic illnesses, increased rates of drug utilization and pharmaceutical price inflation.  Our revenues are affected by the growth in beds under contract, changes in the number of drugs prescribed for each resident and changes in the cost of pharmaceuticals.

Industry, Sources of Revenue and Purchasing

Competition in the institutional pharmacy services industry is intense and can impact our financial results. We compete against national, regional and local institutional pharmacies as well as local retail pharmacies. These competitors provide services comparable to ours and may have greater financial and other resources than we do.  The consolidation of institutional pharmacies as well as consolidation among long-term care providers may impact the institutional pharmacy market.

The implementation of Medicare Part D on January 1, 2006 significantly altered the provision of pharmaceutical services to residents of long-term care facilities. Medicare Part D requires eligible individuals to choose a specific prescription drug plan to receive drug coverage. There are numerous approved prescription drug plans, and each plan has a unique formulary for its individual members. Institutional pharmacies must negotiate a service agreement with each prescription drug plan and follow that plan’s formulary and reimbursement and administrative processes in providing pharmaceutical services to long-term care facility residents who are members of the plan. Compliance with separate requirements of prescription drug plans may result in increased administrative costs. We have agreements with substantially all of the benchmark prescription drug plans via a group purchasing organization.

The implementation of Medicare Part D has changed the mix of payment sources in the institutional pharmacy business. Prior to implementation of Part D, institutional pharmacies received payments for products and services from Medicaid, long-term care facilities and third party payors such as insurance companies and health maintenance organizations. Since implementation of Part D, we receive a substantial portion of our reimbursements from prescription drug plans (who in turn receive their reimbursements from CMS), with the result that direct reimbursements from long-term care facilities have been substantially reduced.

We receive rebates from certain manufacturers of pharmaceutical products via agreements negotiated through a group purchasing organization or directly by us.  Rebates for brand name products are generally based upon achieving a defined market share tier within a therapeutic class. Rebates for generic products are more likely to be based upon achieving stated volume requirements.  We have experienced a reduction in rebates from manufacturers due to a decline of such rebates offered to the marketplace.  We believe that since Part D implementation, manufacturers may be focusing rebates to a greater extent on prescription drug plans. In addition, CMS continues to question whether institutional pharmacies should be permitted to receive access / performance rebates from manufacturers with respect to prescriptions covered under Medicare Part D.

From time to time we receive discounts for bulk purchases of certain products. These discounts vary from period to period depending on how extensively we take advantage of discount offers made by wholesalers.

Results of Operations

Three months ended September 30, 2007 as compared with the three months ended September 30, 2006.

Net sales of $80.7 million for the three months ended September 30, 2007 increased $14.5 million from $66.2 million, an increase of 21.9% over the comparable prior period. Net income for the three months ended September 30, 2007 was $4.8 million, which is $.5 million less than the comparable prior period when net income was $5.3 million.

Net sales during the quarter were favorably impacted by the New Jersey and Pennsylvania operations, which contributed $12.5 million to the growth in revenues during the period.  We began operating in New Jersey during August 2006 and in Pennsylvania during January 2007.  The remaining $2.1 million increase in revenues during the period as compared to the comparable prior period was attributable to increases in beds serviced and prescription revenues per bed at our New York operation.  As of September 30, 2007, we serviced 53,400 beds, 7,100 beds and 1,800 beds from our New York, New Jersey and Pennsylvania operations, respectively, as compared with 52,100, 1,000 and zero beds, respectively, as of September 30, 2006.  Our Albany NY pharmacy operations are considered part of our New York pharmacy operations and as such the 375 beds serviced by that pharmacy are included with those of our New York operations noted above.  Although the New York market is highly competitive, we believe we have been able to increase the number of beds we service by offering superior services at competitive pricing levels.  We have also continued our strategy of bed growth through acquisition of customer lists and leveraging our operating model of high customer service levels.

Gross profit during the three months ended September 30, 2007 was $21.2 million, a $4.3 million increase over the comparable prior period gross profit of $16.9 million. Gross profit as a percentage of net sales of 26.3% during the three months ended September 30, 2007 was slightly higher than the 25.5% experienced during the comparable prior period.  The increase in gross profit percentage is attributable to the timing of the vendor rebates received by us which showed an increase in 2007 from 2006 levels offset by lower gross profit margins earned by Chemrx NJ than those of Chemrx NY.

Selling, general and administrative (SG&A) expenses during the three months ended September 30, 2007 were approximately $15.4 million, an increase of $4.4 million over the comparable prior period SG&A of $11.0 million.  As a percentage of net sales, SG&A expenses were 19.1% and 16.6% during the three months ended September 30, 2007 and 2006, respectively.  Of the $4.4 million increase in SG&A expenses, (i) $1.8 million was attributable to increased SG&A at our New Jersey operation due to the fact that the New Jersey was in its start-up phase during the 2006 period and was fully operating, and incurring SG&A expenses, during the 2007 period; (ii) $1.6 million was attributable to increased payroll and payroll related expenses at our New York operations due to increased headcount and an increase in delivery expenses; and (iii) $1.0 million was attributable to the inclusion of SG&A expenses of our Pennsylvania operation whereas the Pennsylvania operation was not included in our results of operations during the comparable period of 2006.

Interest expense was $.8 million for the three months ended September 30, 2007, an increase of $.5 million over the comparable prior period. Interest expense increased due to an increase in borrowings under our revolving credit agreement with our bank and an increase in bank debt associated with the purchase of treasury stock.

Nine months ended September 30, 2007 as compared with the nine months ended September 30, 2006

Our operations for the nine months ended September 30, 2007, reflect our expansion into Pennsylvania and upstate New York. In January 2007 we acquired the assets of Salerno’s Pharmacy LLC located in northeastern Pennsylvania for $3.4 million which included a payment of $1.6 million in cash, $1.5 million in assumed liabilities and $.3 million in equity. In August 2007 we acquired certain assets of an affiliate of Eden Park Health Services, Inc. for a payment of $.4 million in cash and future contingent cash consideration of up to $.2 million based upon certain bed retention criteria.

Net sales were $232.7 million for the nine months ended September 30, 2007 as compared to $193.8 million for the nine months ended September 30, 2006, an increase of $38.9 million or 20.1% over the comparable prior period.  This increase was due to our expansion of operations into New Jersey and Pennsylvania and the resulting increase in the number of beds serviced to facilities in those states, an increase in the number of beds serviced in New York State, an increase in the average number of medications prescribed per resident and an increase in the average revenue generated per prescription due to physicians prescribing higher-priced branded drugs and general inflationary trends in the industry.

Gross profit of the company during the nine months ended September 30, 2007 was $61.3 million, an increase of $11.0 million over the comparable prior period gross profit of $50.3 million. Gross profit as a percentage of net sales was 26.3% during the nine months ended September 30, 2007, and 25.9% during the nine months ended September 30, 2006.

Selling, general and administrative (SG&A) expenses incurred during the nine months ended September 30, 2007 were approximately $44.1 million, an increase of $9.3 million over the comparable prior period SG&A of $34.8 million.  As a percentage of net sales, SG&A expenses were 19.0% and 18.0% during the nine months ended September 30, 2007 and 2006, respectively.  Of the $9.3 million increase in SG&A expenses, (i) $4.6 million was attributable to increased SG&A at our New Jersey operation due to the fact that the New Jersey began its operations during August 2006 and during part of August and September 2006 was in its start-up phase while the New Jersey operation was fully operating, and incurring SG&A expenses, during the nine months ended September 30, 2007; (ii) $2.5 million was attributable to the inclusion of SG&A expenses of our Pennsylvania operation whereas the Pennsylvania operation was not included in our results of operations during the comparable period of 2006; (iii) $2.3 million was substantially attributable to increased payroll and payroll related expenses at our New York operations due to increased headcount and an increase in delivery expenses.

Interest expense was $2.1 million during the nine months ended September 30, 2007, an increase of $1.2 million over the comparable prior period interest expense of $.9 million. The increase in interest expense is attributable to an  increase in borrowings under our revolving credit facility with our bank and in increase in bank debt associated with the purchase of treasury stock.

Liquidity and Capital Resources

September 30, 2007 as compared to September 30, 2006

Cash at September 30, 2007 was $.7 million compared with $.6 million at September 30, 2006.

We generated $7.8 million from operating activities during the nine months ended September 30, 2007 and 2006. For the nine months ended September 30, 2007, we reduced our overall inventory levels by $2.2 million.  This decrease was a result of purchasing patterns within our Long Beach, New York facility, which incurred a decrease of $5.4 million, offset by a collective increase of $3.2 million dollars of inventory levels in our New Jersey and Pennsylvania facilities.  The decrease in inventory levels within the Long Beach, New York facility is primarily a result of the high levels of inventory in the latter part of calendar year 2006 from aggressive purchasing strategies in which we received attractive payment terms and rebate levels.  Overall inventory levels increased $1.2 million for the nine months ended September 30, 2006.

During the nine months ended September 30, 2007, we incurred an increase in prepaid expenses and other current assets of $1.6 million, which is a result of amounts prepaid for insurance and other operating costs, as well as professional fees which were incurred in connection with our Business Combination transaction.  Prepaid expenses and other current assets decreased $.2 million for the nine months ended September 30, 2006.  Our accounts payable and accrued expenses decreased $.3 million at September 30, 2007 as compared to an increase of $3.4 million in accounts payable and accrued expenses at September 30, 2006.  This increase is a result of the timing of disbursements to wholesalers for purchases made during the reporting period.

Accounts receivable increased $10.1 million during the nine months ended September 30, 2007 as a result of increased sales, with the increase derived $6.0 million from our New York operation and $3.0 million and $1.3 million respectively from our New Jersey and Pennsylvania operations, respectively.  The accounts receivable balance at September 30, 2007 also reflected our increased collection efforts during the nine months ended September 30, 2007.   This increase compares to an increase of $12.4 million during the nine months ended September 30, 2006 (of which $1.0 million of the increase pertain to the start up operations in New Jersey, with the balance of the increase relating to growth in our Long Beach, New York operation).

Non-cash items in operating results for the nine months ended September 30, 2006 included $10.0 million in income from the proceeds of a key man life insurance policy, which was used, in part, towards the purchase of B.J.K. Inc. common stock from the estate of a stockholder who passed away during the first quarter of 2006, and the provision for bad debts of $2.2 million. Corresponding amounts in the comparable period ending September 30, 2007 were $0 and $.7 million, respectively.  The result of the foregoing factors was a consistent level of cash flow generated from operating activities for the nine months ended September 30, 2007 and 2006.

We used $6.5 million in investing activities during the nine months ended September 30, 2007 compared to $2.4 million in cash used in investing activities during the nine months ended September 30, 2006.

We continued our expansion into the New Jersey market and expended $1.1 million to purchase customer lists from unaffiliated pharmacies to gain access to long-term care facilities in the New Jersey market. In addition, in January 2007, we acquired substantially all of the assets of Salerno’s Pharmacy LLC.  This business provides institutional pharmacy services to the eastern Pennsylvania market from a leased facility located in Sciota, Pennsylvania.  Additionally, in August 2007, we acquired certain assets of an affiliate of Eden Park Health Services, Inc.  As a result of this transaction, we are operating a long-term care pharmacy serving the upstate New York market.  We paid $1.7 million in connection with these acquisitions.

During the nine months ended September 30, 2007, we expended $3.8 million on the purchase of property and equipment, which included $1.8 million for the purchase of computer equipment and software.  Of the $1.8 million expended on the purchase of computer equipment and software, $1.1 million was incurred to continue the development and implementation of the Company’s automated order entry system, Pharmacy Plus, and to fund the costs of implementing a paper free computerized operating system.  We also expended $1.3 million to purchase furniture and equipment (of which $.5 million was expended on equipment and fixtures for our New Jersey operations) and $1.2 million was expended on the purchase of drug carts for new and existing facilities under contract.  In addition, we incurred $.5 in leasehold improvement costs for expansion of our Long Beach, New York facility.  During the nine months ended September 30, 2006, we expended $1.4 million on the purchase of property and equipment, which included $.5 million on the purchase of computer equipment and software.  We also expended $.6 million to purchase furniture and equipment and $.4 million was expended on the purchase of drug carts for new and existing facilities under contract.

During the nine months ended September 30, 2007, we used $2.0 million in financing activities compared to $5.6 million used in financing activities during the nine months ended September 30, 2006. Distributions to stockholders/members during the nine months ended September 30, 2007 were $11.0 million, which is $5.5 million greater than the nine months ended September 30, 2006.  Prior to the Business Combination, B.J.K. Inc. was an “S” corporation, and its earnings were taxed directly to its stockholders.  Distributions to stockholders/ members were made periodically throughout the year to provide funds to settle tax liabilities of stockholders/members resulting from the organization structure of B.J.K. Inc. as well as distribute monies from previously retained profits. During the nine months ended September 30, 2007, we borrowed $8.5 million to fund the working capital needs as a result of increased accounts receivable offset by a decrease in inventory levels.  In addition, we borrowed $2.9 million in connection with the acquisition of its Sciota, Pennsylvania operation.  During the nine months ended September 30, 2006, we expended $8.0 million to purchase shares of its stock from the estate of our former stockholder.  We incurred $8.0 million in long term debt to fund the purchase of these shares.  Additionally during the period, we borrowed $1.5 million from a stockholder.

We were in violation of our bank covenant contained in our credit agreement related an obligation to deliver financial certain information at April 30, 2007. The violation was waived by the bank.

As of September 30, 2007, we had accounts receivable, net of allowances for doubtful accounts of $64.7 million. This asset represents our most substantial balance sheet asset.  We generate revenue from sales of pharmaceutical products to long term care facilities.  The accounts receivable balances associated with these revenues are due from Medicare Part D prescription drug plans, Medicaid, long term care facilities and to a lesser extent private third party insurers. Approximately 52% of revenues are paid by Medicare Part D prescription drug plans, 25% of revenues are paid from long term care facilities, 19% of revenues are paid from Medicaid and the remaining revenues are paid by residents or third party insurers.

We enter into contractual relationships with the long term care facilities that we service. Credit terms are established in these contracts and we provide certain discounts for early payments. At the time contracts are entered into we make an assessment of the credit risk associated with the customer facility, other than with respect to payments expected to be paid by Medicare Part D prescription drug plans and Medicaid.  Periodically, we assess the financial stability and credit risk of individual prescription drug plans with its group purchasing organization.

Contractual Obligations and Commitments

Our obligations and commitments to make future payments under contracts, such as debt and lease agreements as of September 30, 2007 are as follows:

Obligations	Total	Within 1 year	2-3 Years	4-7 Years
Leases	$2,037,700	$491,147	$756,080	$790,473
Loan payable—bank	28,794,645	640,570	28,154,075	—
Long term debt	6,800,000	1,600,000	3,200,000	2,000,000
Loan payable—member	4,740,770	—	4,740,770	—
Mortgage Payable	2,866,237	98,137	229,422	2,343,924
Interest Expense	6,193,838	2,677,140	3,198,747	317,951
Total Contractual Obligations	$51,433,190	$5,506,994	$40,279,094	$5,452,348

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States.  In connection with the preparation of these financial statements, management is required to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, stockholders’ equity, revenues and expenses and the related disclosure of commitments and contingencies.  On a regular basis, we evaluate the estimates used, including those related to bad debts, contractual allowances, inventory valuation, insurance accruals, legal and regulatory contingencies and other operating allowances and accruals. Management bases its estimates on a combination of factors, including historical experience, current conditions, feedback from outside advisors where feasible and on various other assumptions that are believed to be reasonable at the time and under the current circumstances.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financials statements.

The accompanying combined financial statements include the accounts of B.J.K. Inc., ChemRx NJ and 750 Park Place Realty Co., LLC, a variable interest entity under common ownership with us. As a result of the adoption of the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, the financial statements of 750 Park Place have been consolidated with our financial statements and have been combined with the financial statements of Chemrx NJ. All material intercompany accounts and transactions are eliminated in combination.

Revenue Recognition.  We recognize revenues at the time products are delivered or services are provided. A significant portion of these revenues are billed under the Federal Medicare Part D plan, state Medicaid programs and to a lesser extent long-term care facilities and third party insurance plans. A substantially majority of revenues billed to Medicare Part D plans, Medicaid programs and third party insurance plans are electronically settled at the time the prescription is dispensed and the amounts that will be reimbursed are known and reflected in our data base, subject to certain post-settlement adjustments which generally are immaterial.  We establish an allowance for billing adjustments based on historical experience for claims rejected upon submission for electronic settlement or otherwise.

We conduct our operations with the support of computerized pharmacy operating systems that are developed by third parties and utilized throughout the long-term care pharmacy market.  In addition to processing the receipt and fulfillment of customer orders, the systems integrate with third party processing centers, which present the specific resident’s prescription to potentially responsible third party payors at the time a prescription is received from a long-term care facility. The processing center receives feedback from the potentially responsible payors and confirms coverage, the amount to be billed for each prescription and related co-pays.  Once a resident’s prescription has been presented to and accepted by a third party payor, the receivable is passed on to an organization with which we have a contract to process the receipt of payments and to reconcile payments received against expected payments.  In certain situations, our personnel conduct this reconciliation process or may resolve discrepancies that may arise between the contacted reconciliation provider and third party payors.

In situations where a resident’s prescription is rejected by a third party payor or a third party payor is not identified at the time a prescription is filled, the transaction will be marked as pending and included in the monthly billing to the applicable facility.

We also supply residents with products ordered by a facility or with over-the-counter medications, or will supply a facility with products to be included in emergency boxes to be used by facility staff.  In the event that these products are not to be paid for by a third party payor they are included in the facility bill.  In the event that a resident is personally responsible for their own medications or other products, our operating system will bill the resident directly.

We do not collect payment at the time of service. All monies due from the products provided to a resident are billed to third party payors at the time service is provided or to the facility or an individual resident at the end of each month. All billings will include co-pays as co-pays are not collected at the time service is provided. In the event that Medicare, Medicaid or other third party payor is not identified at the time service is provided or if a resident’s Medicare or Medicaid application is pending at the time service is provided then we will bill the resident’s facility for the cost of products provided. Billed amounts are not subject to estimates or contractual adjustments.  Information as to all our facility contracts is maintained in our operating system.  Instances will occur in which billings to facilities for residents with pending Medicare or Medicaid applications are subsequently rebilled to third party payors. These rebillings will result in a credit to the facility and a charge to the third party payor.  In many instances the amounts credited and rebilled will not be for the same amount. Presently we have fewer than 1,000 residents with pending Medicare or Medicaid applications in its accounts receivable balances with facilities.

Accounts Receivable/Allowance for Doubtful Accounts.  Collection of accounts receivable from customers is our primary source of operating cash flow and is critical to our operating performance and financial condition.  Our primary collection risk is related to billings to long-term care facilities and private pay residents. Collection risk associated with receivables from Medicare Part D prescription drug plans, Medicaid and third party insurers is considered minimal.

Days sales outstanding in accounts receivable as of September 30, 2007 and 2006 are 76 days. Days sales outstanding in accounts receivable as of December 31, 2006, 2005 and 2004 are 75, 77 and 64 days, respectively. The deterioration in days sales outstanding from 2004 to 2005 is attributable to a pervasive slowing down of payments due from long-term care facilities, which we believe was due to an unsettling in the market pending Medicare Part D regulations and a slowing in receipt of state funding.  It is believed that this occurrence is an industry-wide issue rather than an issue specific to us.  The days sales outstanding improved nominally from 2005 to 2006 as our payor mix shifted from 51% Medicaid and 30% facility to 70% Medicare Part D and Medicaid and 25% facility.

As our billings are not impacted by retrospective adjustments due to change in estimates relating to contractual adjustments our accounts receivable are not impacted by such changes. Monies due from third party payors are generally known at the time of billing and any subsequent adjustments to prior billings are deemed nominal.

Periodically, the financial condition of prescription drug plans are reviewed with the assistance of the our group purchasing organization.  We have not identified any monies owed from such prescription drug plans to be at risk.  We conduct a review of accounts receivables due from each long-term care facility at the end of each reporting period.  Our management makes a determination as to any monies that may be in dispute, the amount of monies due and their respective aging, the financial condition of the facility and events that may be occurring in the market that may specifically impact the facility or the market as a whole.  Our management will consider a facility’s affiliations with other long term care facilities in the local market as well as events that may impact a facility such as monies being owed the facility by regulatory or governmental organizations that may be past due. The results of ongoing collection activities will be taken into consideration and if necessary our senior management will review the monies due from a facility directly with the owner or administrator of the respective facility.  We establish an estimated reserves that reflect the collection risk associated with specific facilities. The estimated reserves for all facilities are aggregated and reviewed for overall market risks and to assess the adequacy of the allowance for bad debts taken against the accounts receivable as a whole. There have been no occurrences of individually significant events that may have impacted the overall assessment of previously established allowances for bad debts.  We do not utilize computer models to determine write-offs of accounts receivable.  The determination of an accounts receivable balance to be written off is assessed only after considering the specific circumstances of an individual account.  We have not sent any significant accounts to collection agencies.

The following is the accounts receivable aging schedule calculated on a gross basis, which excludes any allowance for doubtful accounts:

	December 31, 2006
	Balance	Current	31-60 Days	61-90 Days	91-120	121-150 Days	151-180 Days	180 Days +
Nursing Home	$40,681,331	$4,703,877	$4,890,630	$3,952,257	$3,043,236	$2,437,672	$2,066,619	$19,587,040
Prescription Drug Plans & Other Third Party	11,549,369	11,105,395	440,888	3,086	—	—	—	—
Medicaid	4,472,048	4,472,048	—	—	—	—	—	—
Group Homes	1,247,857	480,309	454,867	155,018	82,043	15,319	9,259	51,042
Adult Home Private Pay(a)	727,585	130,940	81,668	60,596	454,381	—	—	—
Nursing Home Private Pay(a)	974,698	150,294	166,363	118,517	539,524	—	—	—
Assisted Living(a)	456,196	303,490	59,022	24,945	68,739	—	—	—
Adult Home Private Pay Pending	358,021	125,987	52,052	46,759	20,494	16,574	9,628	86,527
Addiction Treatment Centers	94,385	39,352	22,281	495	1,676	1,487	1,322	27,772
Group Homes Pending	69,637	69,637	—	—	—	—	—	—
Nursing Home Pending	16,854	16,854	—	—	—	—	—	—
Flu	252,366	252,366	—	—	—	—	—	—
Dec 06 Total	$60,900,347	$21,850,549	$6,167,771	$4,361,673	$4,210,093	$2,471,052	$2,086,828	$19,752,381
Pending (from above categories)
Nursing Home Facility Pending	$1,192,259	$189,769	$182,143	$122,713	$109,797	$112,311	$92,238	$383,288
Adult Home Pending	237,630	5,596	52,052	46,759	20,494	16,574	9,628	86,527
Group Home Pending	69,637	69,637	—	—	—	—	—	—
Nursing Home Pending (Other)	16,854	16,854	—	—	—	—	—	—
	$1,516,380	$281,856	$234,195	$169,472	$130,291	$128,885	$101,866	$469,815

	December 31, 2005
	Balance	Current	31-60 Days	61-90 Days	91-120	121-150 Days	151-180 Days	180 Days +
Nursing Home	$38,091,560	$8,200,554	$5,718,326	$4,717,746	$3,472,360	$2,467,545	$1,787,128	$11,727,901
Prescription Drug Plans & Other Third Party	1,000,961	954,705	46,256	—	—	—	—	—
Medicaid	7,053,940	7,053,940	—	—	—	—	—	—
Medicaid accrual	535,927	535,927	—	—	—	—	—	—
Group Homes	1,570,731	495,281	442,764	269,920	113,686	90,428	70,281	88,371
Adult Home Private Pay(a)	540,336	117,233	91,322	61,663	270,118	—	—	—
Nursing Home Private Pay(a)	845,532	178,009	123,161	97,668	446,694	—	—	—
Assisted Living(a)	537,290	321,938	118,661	45,887	50,804	—	—	—
Adult Home Private Pay Pending	250,480	56,701	58,019	32,738	19,028	12,898	10,725	60,371
Group Homes Pending	137,475	137,475	—	—	—	—	—	—
Nursing Home Pending	56,877	56,877	—	—	—	—	—	—
Dec 05 Total	$50,621,109	$18,108,640	$6,598,509	$5,225,622	$4,372,690	$2,570,871	$1,868,134	$11,876,643
Pending (from above categories)
Nursing Home Facility Pending	$1,096,191	$296,741	$276,052	$215,179	$94,636	$45,602	$28,228	$139,753
Adult Home Pending	250,480	56,701	58,019	32,738	19,028	12,898	10,725	60,371
Group Home Pending	137,475	137,475	—	—	—	—	—	—
Nursing Home Pending (Other)	56,877	56,877	—	—	—	—	—	—
	$1,541,023	$547,794	$334,071	$247,917	$113,664	$58,500	$38,953	$200,124

	December 31, 2004
	Balance	Current	31-60 Days	61-90 Days	91-120	121-150 Days	151-180 Days	180 Days +
Nursing Home	$28,610,910	$6,902,849	$5,510,697	$3,720,383	$2,609,935	$2,175,055	$1,701,285	$5,990,706
Prescription Drug Plans & Other Third Party	1,041,290	931,719	109,571	—	—	—	—	—
Medicaid	6,329,416	6,329,416	—	—	—	—	—	—
Group Homes	1,023,832	432,686	397,198	120,438	34,589	23,839	8,635	6,447
Adult Home Private Pay(a)	418,972	112,073	85,101	42,164	179,634	—	—	—
Nursing Home Private Pay(a)	801,784	188,770	119,894	73,756	419,364	—	—	—
Assisted Living(a)	465,010	318,505	91,585	26,729	28,191	—	—	—
Adult Home Private Pay Pending	239,028	51,462	33,959	20,581	21,145	14,816	11,305	85,760
Nursing Home Pending	967,519	967,519	—	—	—	—	—	—
Dec 04 Total	$39,897,761	$16,234,999	$6,348,005	$4,004,051	$3,292,858	$2,213,710	$1,721,225	$6,082,913
Pending (from above categories)
Nursing Home Facility Pending	$1,056,762	$274,394	$277,763	$246,436	$57,793	$43,482	$26,840	$130,054
Adult Home Pending	250,480	56,701	58,019	32,738	19,028	12,898	10,725	60,371
Group Home Pending	239,028	51,462	33,959	20,581	21,145	14,816	11,305	85,760
Nursing Home Pending (Other)	967,519	967,519	—	—	—	—	—	—
	$2,513,789	$1,350,076	$369,741	$299,755	$97,966	$71,196	$48,870	$276,185

	September 30, 2007
	Balance	Current	31-60 Days	61-90 Days	91-120	121-150 Days	151-180 Days	180 Days +
Nursing Home	$43,185,784	$5,790,414	$5,457,866	$4,440,729	$3,152,748	$2,728,985	$2,029,052	$19,585,989
Prescription Drug Plans & Other Third Party	19,103,156	18,844,031	259,125
Medicaid	4,778,182	4,778,182
Group Homes	1,434,123	568,896	536,189	197,925	73,233	21,141	6,883	29,856
Adult Home Private Pay(a)	1,175,495	270,769	118,588	93,274	595,625	15,767	10,706	70,765
Nursing Home Private Pay(a)	1,015,760	263,253	161,083	101,217	490,207
Assisted Living(a)	487,164	368,535	56,003	16,897	45,728
Adult Day Care Center	20,182	383	4,686	1,918	13,196
Addiction Treatment Centers	111,813	44,501	22,355	3,245	14,231	2,283	5,765	4,647
June 07 Total	$71,311,659	$30,928,965	$6,615,896	$4,855,205	$4,384,968	$2,768,176	$2,052,406	$19,706,042

	September 30, 2006
	Balance	Current	31-60 Days	61-90 Days	91-120	121-150 Days	151-180 Days	180 Days +
Nursing Home	$41,979,983	$6,164,992	$4,898,715	$3,703,746	$3,071,220	$2,745,288	$2,099,176	$18,852,322
Prescription Drug Plans & Other Third Party	12,066,404	12,066,404
Medicaid (& accrual)	4,225,774	4,225,774
Group Homes	1,299,965	461,350	494,026	146,379	66,060	8,175	48,879	75,096
Adult Home Privates	744,144	187,804	111,776	89,274	355,290
Nursing Home Private Pay(a)	1,045,851	192,554	190,433	113,642	549,221
Assisted Living(a)	472,021	244,473	103,481	41,081	82,979
Adult Home Private Pay Pending	200,461	21,696	33,802	14,956	13,403	8,289	6,469	101,847
Addiction Treatment Centers	64,402	14,555		2,610	1,418	740	758	31,296
Group Homes Pending	78,832	78,832
Nursing Home Pending	18,085	18,085
Sept 06 Total	62,195,923	23,676,520	5,832,234	4,111,694	4,139,592	2,747,185	2,421,276	19,254,398

Inventories.  Inventories consist primarily of pharmaceutical and medical supplies held for sale to customers and are stated at the lower of cost (first-in, first-out) or market. There are not any significant obsolescence reserves recorded since we have not historically experienced (nor does it expect to experience) significant levels of inventory obsolescence write-offs.  Physical inventories are conducted twice per year. Cost of goods sold is recorded based on the actual results of the physical inventory counts. During periods between physical inventories trends in product costs are analyzed to assess if there has been a significant movement in the cost of products purchased that would warrant a change in the cost of sales reported. Additionally, during interim periods the inventory is calculated using historical gross profit calculations.

Supplier Rebates and Discounts.  We receive rebates and volume discounts from its suppliers either directly or though a group purchasing organization. These rebates and volume discounts are governed by contractual relationships with drug manufacturers or wholesalers and specify the conditions necessary to earn such rebates or discounts. Both discounts and rebates are accounted for as reductions in the cost of goods sold. Discounts are recognized when we have the contractual right to the discount, while rebates are recognized when received by us. The rebates are recognized when received due to the amount being subject to industry factors to which we do not have sufficient information to record a reasonable estimate.

Valuation of Long-Lived Assets and Goodwill.  We regularly review the carrying value of certain long-lived assets and the related identifiable intangible assets with respect to any events or circumstances that indicate an impairment or an adjustment to the amortization period is necessary. If circumstances suggest the recorded amounts cannot be recovered based upon estimated future undiscounted cash flows, the carrying values of such assets are reduced to fair value.